Exhibit 10.4(a)

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION

SUPPLY AGREEMENT

BETWEEN

C.C.C. DEL URUGUAY S.A.

AND

NEVRO CORP

April 1, 2012

TABLE OF CONTENTS

1. Definitions	3
2. Program Management	5
3. Manufacture of Products	5
4. Product Training	5
5. Quality	5
6. Component Responsibilities	6
7. Consigned Components	6
8. Engineering Change Order (ECO)	6
9. Yield Loss	7
10. Purchase Orders and Forecasts	7
11. Increase, Rescheduling and Cancellation of Purchase Orders	7
12. Price and Payment Terms	7
13. Shipment	7
14. CCC Warranties and Indemnification	8
15. Acceptance and RMA Process	8
16. Nevro Warranties and Indemnification	9
17. Nevro Property	9
18. Intellectual Property	9
19. Exclusivity/Non-Competition	10
20. Term	10
21. Termination	11
22. Effect of Termination	11
23. Liability Limitation	11
24. Relationship of Parties and Liability for Services Performed by Others	12
25. Confidentiality	12
26. Force Majeure	13
27. Governing Law and Arbitration	13
28. Compliance with Laws	13
29. Assignability	13
30. Notice	14
31. No Waiver	14
32. Severability	14
33. Entire Agreement	14
34. Construction	14
35. Counterparts	14
EXHIBIT A — PRODUCTS	16
EXHIBIT B — PROGRAM TEAM LIST	17
EXHIBIT C — CONSIGNED TOOLING, EQUIPMENT AND SOFTWARE	18
EXHIBIT D — QUALITY AGREEMENT	19
EXHIBIT E — PRICE MODEL	30

SUPPLY AGREEMENT

This supply agreement (“Agreement”) is entered into on April 1, 2012 (the “Effective Date”) by and between C.C.C. Del Uruguay S.A. (“CCC”), an Uruguay corporation with its principal place of business at General Paz 1371, Montevideo, Uruguay, CP 11400 and Nevro Corp (“Nevro”), a California corporation with its principal place of business at 4040 Campbell Avenue, Suite 210, Menlo Park, CA 94025.  CCC and Nevro are referred to collectively as the “Parties”, individually as a “Party”.

Whereas, Nevro conceived a Nevro System and engaged the services of CCC to develop the Nevro System under the Engineering Agreement; and

Whereas, Nevro desires to purchase certain Manufacturing Services from CCC; and

Whereas, CCC is in the business of providing engineering and Manufacturing Services; and

Whereas, the Parties desire to establish the terms and conditions that shall apply to Nevro’s purchase of certain Manufacturing Services from CCC.

In consideration of the foregoing and the agreements contained herein, CCC and Nevro hereby agree as follows:

1. Definitions

1.1                          “Approved Manufacturer List” shall mean the approved list of vendors in the Specifications for the supply of Components.

1.2                          “Bill of Materials” shall mean Nevro’s listing or reference for the Components included in or required for the manufacture/assembly of Products in accordance with the Specifications.

1.3                          “Change Order” shall mean a formal written request to increase, decrease, or reschedule deliveries in a Purchase Order.

1.4                          “Components” shall mean the parts, materials and supplies included in or required for each Product as stipulated in the Bill of Materials.

1.5                          “Confidential Information” shall mean all intellectual property, including software and other technical data, products and product designs, and information, materials and documents relating to products, product designs, product testing, markets, business plans, business opportunities and trade secrets, disclosed, orally or in any written form, by one party to another under the Agreement or the Engineering Agreement, but which is non public, private or proprietary in nature.  Confidential Information shall also include all summaries, analyses, documents, memoranda, notes and other writings, including all the terms, conditions and definitions of this agreement and any and all exhibits attached hereto, prepared by either party containing or based on other Confidential Information.

1.6                          “Days” shall mean calendar days, unless otherwise specified, including Saturdays, Sundays and United States Government recognized holidays. “Business Days” shall not include Saturdays, Sundays or United States and Uruguay Government recognized holidays.

1.7                          “Defect” or “Defective” shall mean a non-conformance to Nevro’s Specifications, Bills of Material, Approved Manufacturer List, or relevant workmanship standards as referenced in the Specifications or in this Agreement.

1.8                          “Device Master Record” shall mean the compilation of records containing the procedures and Specifications for the Product.

1.9                          “Disclosing Party” shall mean the Party disclosing its Confidential Information.

1.10                   “Engineering Agreement” shall mean the Engineering Agreement entered into between the parties on December 30, 2008, as amended.

1.11                   “Engineering Change Order” (ECO) shall mean the document that details a change in the Specifications and/or design of a Product.

1.12                   Ex Works (EXW) shall be as defined in Incoterms 2000 of the International Chamber of Commerce.

1.13                   “Facility” shall mean the manufacturing facility located at General Paz 1371, 11400 Montevideo, Uruguay.

1.14                   “Good Manufacturing Practice” (GMP) shall mean compliance with ISO13485:2003 and Quality System Regulations 21 CFR Part 820.

1.15                   “High Frequency Neurostimulator” shall mean a neurostimulator designed to deliver stimulation pulses in the epidural space at a pulse rate greater than [***]Hz.

1.16                   “Incorporated CCC Property” shall mean any Pre-existing Property of CCC or any improvements to or derivatives of the Pre-Existing Property of CCC that is or are incorporated in any manner into any Resulting Property or a Product.

1.17                   “Intellectual Property” shall mean all rights held by a party in its technology, products and business information, all or some of which may constitute Confidential Information, and including but not limited to:  patent rights, copyrights, trademark rights, goodwill, inventions, improvements, discoveries, designs, modifications, data, business information, financial information, clinical information and data, regulatory information, trade secret rights, mask work, know how rights and other intellectual property and proprietary rights.

1.18                   “Inventory” shall mean the store of Components held by CCC at the Facility.

1.19                   “Manufacturing Services” shall mean full turnkey assembly, including development and deployment of manufacturing, inspection and test processes, procurement of Components, assembly and test of Products to Specifications, quality control and quality improvement and value engineering.

1.20                   “Minimum Order Quantities” shall mean minimum order quantities required by Component vendors.

1.21                   “Nevro Controlled Components” shall mean Components for which Nevro shall manage price agreements with the vendors.

1.22                   “Nevro Property” shall mean any tooling, equipment or software provided by Nevro, or such tooling or equipment developed or procured by CCC at Nevro expense and Safety Stock.

1.23                   “Nevro System” shall mean an implantable system intended to be completely introduced to a living body by surgical intervention to apply electrical stimulation for treatment of chronic pain.

1.24                   “Pre-existing Property” shall mean all rights of a party to designs, inventions (whether patentable or not), copyrights, trade marks, trade secrets, processes, software, devices and other intellectual property and confidential information owned or held by a party immediately prior to the Effective Date.

1.25                   “Product” shall mean the products set forth in EXHIBIT A, as identified by the Nevro part number or assembly identification specified in each Purchase Order issued under this Agreement and as described in the Device Master Record. There can be multiple versions of a Product, based on differences provided for in the Bills of Material.

1.26                   “Purchase Order” shall mean the Nevro purchase order submitted to CCC detailing the Product(s), revision level, quantity, pricing, and requested Shipment Date(s).

1.27                   “Receiving Party” shall mean the Party receiving Confidential Information.

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1.28                   “Resulting Property” shall mean all designs, data, information, inventions, improvements, discoveries (whether patentable or not), processes, software, and devices and any intellectual property rights in any of the foregoing (including but not limited to copyrights, trade marks, trade secrets, and patent rights) developed by either party as a result of this Agreement.

1.29                   “Safety Stock” shall mean the Nevro requested level of Components to be purchased by CCC, and paid for by Nevro, in excess of the amount required to meet Nevro’s Purchase Orders, Minimum Order Quantities or Component lead times.

1.30                   “Shipment Date” shall mean the requested shipment date from the CCC manufacturing facility as specified in a Purchase Order, or as otherwise mutually agreed by the Parties.

1.31                   “Specifications” shall mean Nevro’s written specifications for the manufacture and testing of the Product including, but not limited to, the current revision number, Approved Manufacturer List (AML), Bills of Material, manufacturing procedures, schematics, testing procedures, drawings, and documentation.

1.32                   “Warranty Period” shall mean the period of one (1) year after acceptance by Nevro of Product.

2. Program Management

2.1                          Each Party shall appoint a program manager as the program liaison with the other Party in connection with the coordination and implementation of the manufacture of the Products and shall also provide ongoing support thereafter. The Parties agree to conduct periodic business reviews. The business reviews shall include, but shall not be limited to, quality, delivery, flexibility, service, and price. The program managers shall coordinate these reviews.

2.2                          Each Party shall provide a list of program team members. The list shall include name, title, phone number, and email address. The Program Team List is attached as EXHIBIT B.

3. Manufacture of Products

3.1                          During the term of this Agreement, CCC shall provide Nevro with Manufacturing Services at the Facility.

3.2                          CCC shall manufacture and build Products in accordance with the Specifications.

3.3                          CCC shall purchase all inventory as needed and standard production and test equipment as necessary to fulfill Purchase Orders.  Nevro may consign certain tooling, equipment and software that are unique to Products, attached as EXHIBIT C.

3.4                          CCC shall maintain manufacturing and test records in accordance with GMP.

4. Product Training

4.1                          During the term of this Agreement, CCC shall maintain a sufficient staff of trained personnel to adequately support all the requirements set forth in this Agreement.

5. Quality

5.1                          The Parties agree to the Quality Agreement attached as EXHIBIT D.

5.2                          Without limiting CCC’s other obligations under this Agreement, CCC agrees that the manufacture, test and quality control of the Products under the terms of this Agreement shall be in accordance with the standard CCC processes utilized for similar products manufactured by CCC, unless otherwise specified by the Quality Agreement.

5.3                          CCC agrees to maintain ISO 13485:2003 certification and comply with 21 CFR Part 820 in all Facilities producing Products.

6. Component Responsibilities

6.1                          CCC shall maintain and manage adequate Inventory in order to meet Nevro’s Purchase Orders and Component lead times. CCC shall immediately notify Nevro in the event of any potential material delays or shortages that may impact Shipment Date.

6.2                          CCC may order Components above the quantities required to satisfy Purchase Orders in order to meet Minimum Order Quantities.

6.3                          Nevro may request that CCC establish a Safety Stock. The amount of Safety Stock will be as mutually agreed by the Parties. Nevro will pay CCC for all Safety Stock purchases.  In the case that Safety Stock is used for a specified Product, Nevro will receive a commensurate change to the overall pricing for that Product.

6.4                          Nevro shall be responsible for any Inventory purchased by CCC under the terms of this Agreement, including Safety Stock, which becomes unusable due to reduction in demand or obsolescence due to Engineering Change Orders, provided that CCC has made a reasonable effort to return such Inventory.

6.5                          CCC will invoice Nevro for all of the costs of transporting Components to the Facility including but not limited to freight and customs charges.

7. Consigned Components

7.1                          Nevro will supply certain consigned Components to CCC. Such consigned Components shall be delivered to CCC in sufficient time and in sufficient quantities based on Purchase Orders and in accordance with this Agreement, including normal yield levels, to allow CCC to meet scheduled Shipment Dates for the applicable Products.  All consigned Components shall be in good condition and in good working order.  Nevro assumes complete liability for the quality of all consigned Components and CCC shall not be responsible for any Defects or deficiencies therein.  CCC shall, upon receipt of the consigned Components, perform all necessary inspections of the consigned Components, in accordance with its standard procedures and shall notify Nevro in writing, not later than seven (7) Days from the date of receipt of the consigned Components, of any Defects found or of any discrepancy in quantities. CCC reserves the right, after receipt of the consigned Components, to timely inform Nevro of additional Defects which may be discovered or revealed by further inspection by or through the manufacturing process that could not be discovered at incoming inspection by CCC.

7.2                          CCC will provide Nevro with a written statement of the Consigned Components used by CCC at the end of each calendar month.

8. Engineering Change Order (ECO)

8.1                          An ECO is required when the form, fit or function of the design of the Product and/or Specifications are affected by a related change by or on behalf of Nevro.  Nevro shall provide ECOs to CCC by way of e-mail, hard-copy, or fax.  CCC agrees to promptly implement any change in the Specifications or the design of a Product as reasonably requested by Nevro pursuant to an ECO. Nevro shall reimburse CCC’s reasonable costs of implementation.

8.2                          CCC shall provide a written response to Nevro if such changes affect the per-unit price and/or parameters related to the shipment of a Product.  The pricing model will be adjusted for the effect of the ECO when implemented.

8.3                          CCC shall not implement any changes to the design or Specifications (including any deviations from the Approved Manufacturer List or the Bill of Materials) of any Product or materials used to produce a Product, without Nevro’s prior written approval. CCC shall not implement any changes to equipment, manufacturing and quality assurance procedures, or methods and techniques used to produce a Product without notifying Nevro in writing prior to such change.

8.4                          Documentation reasonably supporting the unusability of any Inventory as a result of an ECO shall be provided by CCC; however, Nevro has the sole authority in its reasonable judgment to determine whether or not such Inventory is unusable.

9. Yield Loss

9.1                          Nevro shall be responsible for yield loss.  CCC’s sole responsibility with respect to yield loss shall be for those failures mutually determined by the Parties in good faith to be the direct fault of CCC.

9.2                          Following the end of each calendar quarter CCC will invoice Nevro for the cost of the yield loss. CCC will also provide a report on the steps that are being taken by CCC to address the causes of the yield loss to accompany such invoice.

10. Purchase Orders and Forecasts

10.1                   During the term of this Agreement, Nevro shall issue quarterly Purchase Order(s) by the last day of each calendar quarter for Shipment Dates in the quarter two quarters in the future. By way of example, on or before December 31st Purchase Orders will be issued for Shipment Dates in the third quarter starting July 1st.  Each successive quarter, Purchase Orders shall be issued for an additional quarter. The terms and conditions of this Agreement shall supersede printed terms on any Purchase Order, quotation, acknowledgement, confirmation or invoice.

10.2                   CCC shall provide written Purchase Order acceptance within three (3) business days of receipt of the Purchase Order.

10.3                   Nevro will pay a deposit for [***] percent ([***]%) of the amount set forth in Exhibit E as CCC BOM plus the LOP for a Product times the quantity ordered on the Purchase Order to CCC as a down payment deposit to be applied against the invoice issued upon shipment of the Product to Nevro. When CCC purchases Components as set forth in Exhibit E as BOM Nevro, Nevro will pay as a deposit the cost of the Components purchased by CCC to be applied against the invoice issued upon shipment of the Product to Nevro.

10.4                   Nevro shall issue quarterly rolling monthly forecast by the last day of each calendar quarter for the 3 quarters immediately following the Purchase Order coverage period. The forecast quantities for the last two quarters of the forecast are non-binding. When a Purchase order is issued for the first quarter of the forecast, CCC will accept such Purchase Order provided that the quantities ordered may not vary up or down from such forecast quantity by more than 25% unless otherwise agreed by the Parties.

11. Increase, Rescheduling and Cancellation of Purchase Orders

11.1                   CCC shall use its commercially reasonable efforts to accommodate increases, decreases or reschedules of the quantities in a Purchase Order requested by Nevro. Any additional costs of such change will be borne by Nevro.

12. Price and Payment Terms

12.1                   All prices are EXW at the Facility, provided that CCC agrees to be responsible for the loading of the Product on departure and delivery to the carrier and to bear the risk and all costs of such loading. The pricing model for the Products shall be as set forth in EXHIBIT E of this Agreement.

12.2                   All CCC invoices shall be in U.S. dollars and due and payable net thirty (30) days after the date of shipment.

13. Shipment

13.1                   CCC shall notify Nevro of shipments by CCC to Nevro.  Nevro may specify carrier and mode of transportation for each Shipping Order or provide a standing instruction; provided, if Nevro does not so specify, CCC may select the carrier and mode of transportation reasonably required to meet Nevro’s delivery requirements.

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13.2                   CCC shall ship all Products on the committed Shipment Date.  If circumstances arise that prevent CCC from such timely shipment of Products, CCC shall (i) immediately notify Nevro of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay, (ii) expedite shipment of such Products when the problem is overcome.

13.3                   All Products shall be packaged and prepared for shipment in a manner which conforms to the Specifications and is acceptable to common carriers for shipment.  CCC shall mark the outside of each pallet per Specifications.  Each shipment shall be accompanied by a packing slip which shall include Nevro item/part numbers and Nevro’s Purchase Order number the shipment is against.

14. CCC Warranties and Indemnification

14.1                   CCC warrants that for the Warranty Period each Product will, when properly used, conform to all material respects with the relevant Specifications under this Agreement.  This warranty is made only to Nevro and CCC shall have no liability to any third party, directly or indirectly, with respect to any Product as a result of such warranty.  CCC shall have no obligation to Nevro under this warranty or otherwise, to the extent that (a) the Product is used in connection with an activity other than that for which Nevro is selling the Products; (b) the Product has been modified by any party other than CCC or its authorized agents; (c) the failure is due to incorrect use or handling of the Products by Nevro or third parties after Nevro accepts such Product; or (d) Nevro has not complied with Section 15.1.

14.2                   CCC further represents and warrants that (i) it has and shall transfer good and clear title to the Products, free and clear of all liens, claims and encumbrances, and the right to grant the rights granted hereunder, (ii) CCC , to its knowledge, does not and shall not infringe on any Intellectual Property of any third party in connection with its performance under this Agreement, and (iii) CCC has the right and power to enter into this Agreement.

14.3                   CCC agrees to indemnify Nevro and hold Nevro harmless from and against any and all claims, third party losses, liabilities, third party damages, expenses and costs (including reasonable attorney’s fees and court costs) finally awarded against Nevro, that results from or arises out of a breach or alleged breach of any of these representations and warranties in section 14.2 or incurred in the settlement or avoidance of any such claim. This indemnity shall not apply if (i) Nevro fails to give CCC prompt notice of any such claim or threatened claim and such failure materially prejudices CCC, or (ii) Nevro does not provide reasonable assistance to CCC at CCC’s expense with respect to such claim.

14.4                   CCC MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

14.5                   The terms of Section 14 and Section 15 shall apply to all Products manufactured by CCC for Nevro, regardless of whether such Products were manufactured before or after the Effective Date, excluding any Products that CCC provided as non-verified Deliverables under the Engineering Agreement that were not intended for commercial distribution by Nevro.

15. Acceptance and RMA Process

15.1                   Notwithstanding any prior inspection or payment by Nevro, Nevro may reject all or any portion of any shipment of Products that are not conforming to the CCC Warranty as set forth herein, as determined by Nevro following quality control tests and inspection or as otherwise found to be Defective, provided such return is within the Warranty Period set forth in herein.  Any Defective Products may be returned to CCC and CCC will, upon their confirmation of the Product as Defective Product, at its sole expense (including shipping and handling expenses), either (i) repair the applicable Defective Products within a reasonable time; (ii) replace the applicable Defective Products within a reasonable time; and/or (iii) and if neither of (i) or (ii) is feasible within a reasonable time, CCC will refund the amount of the payments paid for the Product; provided that (i) Nevro obtains a return authorization from CCC prior to returning the Products (and CCC shall provide Nevro with an RMA number promptly upon request), and the failure analysis, or summary thereof, conducted by Nevro shall accompany the Product or shall otherwise be promptly be delivered to CCC. If the Product returned to CCC are not covered by the Warranty (because the return was outside the

Warranty period or was found not to be Defective Product) CCC may charge Nevro for any services performed on the Product.

16. Nevro Warranties and Indemnification

16.1                   Nevro represents and warrants to CCC that (i) to its knowledge, Nevro Intellectual Property provided to CCC hereunder does not infringe the proprietary rights of any third party, and (ii) Nevro has the right and power to enter into this Agreement.  As the sole remedy and liability for any breach of the foregoing representations and warranties,

16.2                   Nevro agrees to indemnify CCC and hold CCC harmless from and against any and all claims, third party losses, liabilities, third party damages, expenses and costs (including reasonable attorney’s fees and court costs) finally awarded to CCC, that result from a breach or alleged breach of any of third party Intellectual Property infringement claim in violation of this warranty.  This indemnity shall not apply (i) if CCC fails to give Nevro prompt notice of any such claim or threatened claim and such failure materially prejudices Nevro, or (ii) unless Nevro is not given the opportunity to assume control of the defense or settlement, and (iii) CCC does not provide reasonable assistance to Nevro at Nevro’s expense with respect to such claim.

16.3                   NEVRO MAKES NO OTHER WARRANTIES WITH RESPECT TO THE NEVRO INTELLECTUAL PROPERTY, NEVRO COMPONENTS, NEVRO PROPERTY, THE LICENSES GRANTED HEREUNDER OR OTHER MATERIALS OR DOCUMENTATION PROVIDED BY NEVRO HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

17. Nevro Property

17.1                   Any Nevro Property shall reside and/or remain the property of Nevro and shall (i) be clearly marked or tagged as the Property of Nevro, (ii) be and remain personal property, and not become a fixture to real property, (iii) be subject to inspection by Nevro at any time, (iv) be used solely for the purpose of providing Manufacturing Services to Nevro, (v) be kept free by CCC from any and all liens and encumbrances, (vi) not be modified in any manner by CCC without the prior written approval of Nevro, and (vii) be maintained by CCC in accordance with Nevro’s maintenance procedures and guidelines, including, if applicable, but not limited to periodic calibration procedures.  Nevro will pay all maintenance costs of Nevro Property.  Nevro shall retain all rights, title and interest in Nevro’s Property and CCC agrees to treat and maintain the Nevro’s Property with the same degree of care as CCC uses with respect to its own property, but no less care than reasonable care.  CCC shall bear all risk of loss or damage to Nevro’s Property until it is returned or delivered to Nevro. Upon Nevro’s request, CCC shall deliver all of Nevro’s Property to Nevro in good condition, normal wear and tear excepted, without cost to Nevro (except freight costs); Nevro shall determine the manner and procedure for returning the Nevro’s Property, and shall pay the corresponding freight costs.  CCC agrees to execute all documents, or instruments evidencing Nevro’s ownership of Nevro’s Property as Nevro may require from time to time.

18. Intellectual Property

18.1                   The parties acknowledge and agree that all Pre-existing Property is the property of the respective party or its licensors and that, except as expressly set out herein, nothing in this Agreement shall convey or otherwise grant any rights in or to any Pre-existing Property from one party to the other.

18.2                   CCC hereby grants to Nevro, its successors and assigns, a perpetual, fully paid, world-wide, sublicensable, non-exclusive license under the Incorporated CCC Property and all intellectual property rights therein, to make, use, sell, offer for sale, and import the Incorporated CCC Property and all intellectual property rights therein, in connection with such Resulting Property, the “Resulting Property” as defined under the Engineering Agreement (which shall be deemed for purposes of this Agreement to include any designs, data, information, inventions, improvements, discoveries (whether patentable or not), processes, software, and devices and any intellectual property rights in any of the foregoing (including copyrights, trade marks, trade secrets, and patent rights) developed in connection with the development or manufacture of Products by CCC before the Effective Date, collectively, “EA Resulting Property”), or Product, and any improvements, derivatives or successor works of or to any of the foregoing, as Nevro considers appropriate including, without limitation, to use, manufacture, sell, offer for sale, import, display, copy, perform, modify, alter and support the Incorporated CCC Property.  The license granted to Nevro includes the rights to future improvements to or derivatives of the Incorporated CCC Property, but unless otherwise specified in this Agreement (including any exhibits thereto) or otherwise agreed by the Parties, it does not require CCC to take any actions or perform any activities to incorporate it to any Product in connection with the Resulting Property or Products, and any improvements, derivatives or successor works thereof or thereto. Nothing in this Agreement will be deemed to grant Nevro the right to market, sub-license or otherwise use the Pre-Existing Property of CCC other than in connection with one or more Products or the Resulting Property, the EA Resulting Property, or any improvements, derivatives or successor works of any of the foregoing.

18.3                   The parties acknowledge and agree that all Resulting Property, the EA Resulting Property and all intellectual property rights therein, excluding the Incorporated CCC Property and the changes or improvements incorporated to it during the term of this Agreement or the Engineering Agreement, are and shall be solely owned by Nevro. CCC shall promptly disclose any such items to Nevro.  CCC hereby assigns, and shall cause all of its employees, agents, affiliates, subcontractors and other authorized representatives to assign, to Nevro any interest it or they may have in any such Resulting Property, EA Resulting Property (to the extent not already assigned under the Engineering Agreement) and all intellectual property rights therein.  CCC agrees to cooperate with Nevro for the purpose of filing and prosecuting patent applications, including the execution of any and all legal papers which are necessary or desirable to affect the intent of this Section.

18.4                   The rights and obligations of the parties under this section shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

18.5                   Upon request by Nevro, CCC will cooperate to transfer to Nevro or its designee all documents, information, data, prototypes, and other technology, and will grant to Nevro and its designee all rights, in each case necessary for Nevro or its designee to manufacture and sell Products or improvements to or derivatives thereof, and will make its personnel reasonably available to Nevro or its designee, as necessary to enable Nevro or its designee to manufacture the Products in the manner CCC manufactured the Products during the term of and pursuant to this Agreement.  Nevro shall reimburse CCC’s reasonable cost of providing any services requested by Nevro and described in the previous sentence.

18.6                   Nothing in this Section 18 or otherwise in this Agreement negates, modifies or otherwise adversely affects any assignment of or grant of license to Intellectual Property by CCC to Nevro under the Engineering Agreement.

19. Exclusivity/Non-Competition

19.1                   CCC agrees that it shall not, directly or indirectly, through its affiliated companies, distributors, resellers or agents of any type or nature or otherwise, develop, manufacture, market, distribute or sell any products that utilize any Resulting Property, the “Resulting Property” as defined under the Engineering Agreement, or any Intellectual Property gained directly or indirectly from Nevro during the performance of this Agreement or the Engineering Agreement unless specifically authorized in writing by Nevro.

19.2                   If Nevro issues forecasts for Product in 2012 for quantities greater or equal to [***] IPG units, or [***] IPG units per year thereafter, and provided that Nevro takes delivery of at least [***] IPG units in 2012 and [***] IPG units thereafter, CCC agrees that it shall not, at any time during such years, directly or indirectly, through its affiliated companies, distributors, resellers or agents of any type or nature or otherwise, develop, manufacture, market, distribute or sell any High Frequency Neurostimulator.

20. Term

20.1                   This Agreement shall become effective on the Effective Date and shall continue for a period of 3 years unless terminated at an earlier date in accordance with the provisions herein set forth. Thereafter, this Agreement shall automatically be renewed for additional one (1) year terms, unless terminated by either Party upon written notice delivered to the other Party not later than ninety (90) days prior to the last day of the applicable term   The Parties

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agree that, notwithstanding the number of renewals, the Parties do not intend to convert this Agreement into a contract of indefinite duration.

21. Termination

21.1                   Either Party may immediately terminate this Agreement by providing written notice to the other Party, upon the occurrence of any of the following events:

(a)                                 if the other Party ceases to do business, or otherwise terminates its business operations, excluding any situation where all or substantially all of such other Party’s assets, stock or business to which this Agreement relates are acquired by a third party (whether by sale, acquisition, merger, operation of law or otherwise);

(b)                                 if the other Party breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach;

(c)                                  if the other becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, presents a petition or has a petition presented by a creditor for its winding up, or enters into any liquidation or call any meeting of its creditors, or admits in writing that it is unable to pay its debts as they mature, or if a receiver or examiner is appointed for a substantial part of its assets; or

(d)                                 as mutually agreed in writing by the Parties.

22. Effect of Termination

22.1                   Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.  Upon expiration or termination without cause or by mutual agreement, CCC shall continue to fulfill, subject to the terms of this Agreement, all Purchase Orders and ECOs placed by Nevro and accepted by CCC in accordance with this Agreement prior to the effective date of termination.  Upon expiration or termination of this Agreement for any reason, CCC shall promptly turn over to Nevro all Products and related documentation, whether or not completed, and both Parties shall promptly turn over to the respective Party the Confidential Information. All Components remaining at the conclusion of Purchase Order fulfillment will be invoiced to Nevro and returned to Nevro with any remaining Consigned Components. Any remaining balance of Nevro deposits with CCC will be offset against amounts owing to CCC.  The obligations under sections 14, 16, 17, 18, 19.1, 22, 23, 24, 28, 29, 30, 31, 32, 33, 34 and 35 shall survive the termination or expiration of this Agreement.

22.2                   In case of termination due to breach by CCC all remaining Purchase Order deposits paid by Nevro will be returned by CCC within ten (10) business days.

22.3                   In case of termination due to breach by Nevro all remaining Purchase Order deposits paid by Nevro can be applied to future shipments but are otherwise forfeit.

22.4                   The Parties agree to make every effort to complete the final transfer of Products, Inventory, Confidential Information and complete all financial transactions within forty-five (45) days from the date of termination.

23. Liability Limitation

23.1                   EXCEPT FOR LIABILITY UNDER THE WARRANTIES HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR THE LOSS OF, OR DAMAGE TO, OR LOSS OF USE OF, FACILITIES OR OTHER PROPERTY, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF DATA OR TRANSMISSIONS, OR OTHER SPECIAL OR PUNITIVE OR DAMAGES OF ANY KIND WHATSOEVER, RESULTING OR ARISING FROM OR RELATING TO THIS AGREEMENT AND WHETHER OR NOT THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING.

24. Relationship of Parties and Liability for Services Performed by Others

24.1                   CCC and its subcontractor(s) shall be deemed to be independent contractors of Nevro, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between CCC and Nevro.  Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers’ compensation and the like.

25. Confidentiality

25.1                   The parties acknowledge and agree that, from time to time, either of the parties may disclose Confidential Information only to the other for the purpose of better carrying out their obligations or to allow the receiving party to better carry out its obligations hereunder.  The parties shall only use Confidential Information for the purposes of this Agreement and shall otherwise keep confidential and not disclose to any other person any of the Confidential Information except as expressly permitted hereof.

25.2                   The parties may disclose Confidential Information to their respective directors, officers, employees, authorized agents and professional advisers to the extent such persons have a need to know such information for the purpose of performing each party’s duties and obligations hereunder, provided that party advises each such individual of the terms of this Agreement and ensures that each such individual receives and hold such information as if that individual were a party to this Agreement.  A party may, from time to time, designate in writing individuals as authorized representatives of that party to whom Confidential Information may be provided directly by the disclosing party, and any Confidential Information so provided will be deemed to have been provided to the other party and be subject to this Agreement.  A Disclosing Party may, from time to time, require the Receiving Party to provide evidence to its reasonable satisfaction that all persons permitted by this paragraph to have access to the Disclosing Party’s Confidential Information have executed Agreements, the terms of which are reasonably satisfactory to the Disclosing Party, are consistent with the terms of this Agreement and which may be enforced by the Disclosing Party providing for the assignment of intellectual and other property rights to the Receiving Party or Disclosing Party, as appropriate and non-disclosure of Confidential Information.

25.3                   The obligations of a party concerning the other party’s Confidential Information shall not apply to information which:

(a)                                 is or becomes widely known (defined as being published in industry/medical journals or literature), other than by reason of a breach of this Agreement or, to the knowledge of the Receiving Party, a breach of a similar Agreement;

(b)                                 is or has been independently developed by the Receiving Party without reference to or based upon the other party’s Confidential Information;

(c)                                  the Disclosing Party agrees in writing need not be kept confidential;

(d)                                 is required by law or court of competent jurisdiction to be disclosed by the Receiving Party provided such party first gives prompt notice of the requirement to disclose to the Disclosing Party to allow that party to obtain an appropriate order or other protection against the publication of such information; or

(e)                                  is required by any regulatory authority or notified body.

25.4                   All Confidential Information provided hereunder shall remain the property of the Disclosing Party.  The Receiving Party shall, within ten days of a written request to do so, return to the Disclosing Party all Confidential Information that has been provided in tangible form and shall, unless prohibited by law, destroy or otherwise render unintelligible all other Confidential Information. Notwithstanding the foregoing, each party will be allowed to keep one copy of the Confidential Information in order to ensure continued compliance with the terms of this Agreement.

25.5                   The parties acknowledge that monetary damages would not be sufficient remedy for a breach of obligation of confidentiality in this Agreement and agree that each party shall be entitled to seek and obtain appropriate equitable remedies, including injunctive relief, to prevent the unauthorized use or disclosure of any Confidential Information.

25.6                   The obligations under this Section shall continue for a period of five years following the last day on which CCC performs any services under this Agreement.

26. Force Majeure

26.1                   The failure or delay of either party to perform fully any of its obligations under this Agreement solely by reason of acts of God; acts of civil or military authority; civil disturbance; war; embargo; strikes or other labor disputes (excluding those related to a Party’s workforce); fire; a delay or default caused by common carriers; or similar circumstance beyond its reasonable control which cannot reasonably be foreseen or provided against (“Force Majeure”) will be deemed not to be a breach of this Agreement so long as the Party so prevented from complying with this Agreement has not contributed to such Force Majeure, has used its best efforts to avoid such Force Majeure or to ameliorate its effects, and continues to take all actions within its power to comply as fully as possible with the terms of this Agreement.  In the event of any such Force Majeure, full performance of the obligations affected will be deferred until the Force Majeure ceases.  This section will not apply to excuse a failure to comply with the terms of this Agreement arising from any commercial dispute between a party and a third party or the failure by a party to secure any materials, supplies, labor or other input for any reason not caused by Force Majeure.

27. Governing Law and Arbitration

27.1                   This Agreement shall be governed by and construed under the laws of the State of New York, U.S.A., without regard for conflict of laws principles.  Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be subject to binding arbitration in New York, New York, under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with such Rules, provided, however, that neither party shall be precluded from seeking injunctive relief or other provisional relief in any court of law. The language of the arbitration shall be English. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The federal and state courts within the State of New York, U.S.A., shall have exclusive jurisdiction and venue to adjudicate any action for injunction or other provisional relief arising out of this Agreement.  However, Nevro may, in its sole discretion, seek to adjudicate in a court in any other jurisdiction any permitted dispute for injunction or other provisional relief arising out of this Agreement.  CCC hereby expressly consents to (i) binding arbitration as described above; (ii) the personal jurisdiction of the federal and state courts within New York, (iii) service of process being effected upon it by major rapid delivery courier service sent to the address set forth at the beginning of this Agreement, and (iv) the uncontested enforcement of a final judgment from such arbitrator or court in any other jurisdiction wherein CCC or any of its assets are present.  The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.  It is not intended that any third party should be a beneficiary under this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

28. Compliance with Laws

28.1                   CCC shall comply with all applicable laws and regulations in the performance of its duties and tasks under this Agreement.

29. Assignability

29.1                   CCC shall not have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement by operation of law or otherwise, without Nevro’s prior written consent.  Nevro may assign this Agreement to any of Nevro’s affiliated companies or to an entity that succeeds to all or substantially all of its business or assets to which this Agreement relates, provided Nevro delivers CCC a prompt, written notice of such assignment.

30. Notice

30.1                   Notices under this Agreement shall be sufficient only if personally delivered by a major rapid delivery courier service return receipt requested to a Party at its addresses first set forth herein or as amended by notice pursuant to this subsection.

31. No Waiver

31.1                   No waiver of any term or condition of this Agreement shall be valid or binding on either Party.  The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

32. Severability

32.1                   In the event that any provision of this Agreement is found to be entirely or partially invalid, illegal, or unenforceable, the validity, legality, and enforceability of any of the remaining provisions shall not in any way be affected or impaired and a valid, legal, and enforceable provision of similar intent and economic impact shall be substituted therefore.

33. Entire Agreement

33.1                   This Agreement consists of the terms and conditions stated above, including the Exhibits, is the entire Agreement between the Parties, and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Parties relating to the subject matter of this Agreement and all past dealing or industry custom.  Any term, condition or other provision in any Purchase Order, quotation, confirmation, invoice, document, or other oral or written communication that is in any way inconsistent or in conflict with or in addition to the Agreement shall be void and is hereby expressly rejected by the Parties, unless it is clearly labeled and intended specifically as an amendment to this Agreement in particular and is agreed upon in writing and signed for and on behalf of both Parties.

34. Construction

34.1                   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” as used herein shall mean “including without limitation.”

35. Counterparts

35.1                   The Agreement may executed by facsimile, pdf, and in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

C.C.C. DEL URUGUAY S.A.		NEVRO CORP

By:	/s/ Julio Arzuaga	By:	/s/ Andrew Galligan

Name:	Julio Arzuaga	Name:	Andrew Galligan

Title:	General Manager	Title: :	CFO

Date:	March 15, 2012	Date:	March 7, 2012

EXHIBIT A — PRODUCTS

Implantable Neurostimulator

External Neurostimulator

Patient & Clinical Communicator

Battery Charger

Programmer Wand

EXHIBIT B — PROGRAM TEAM LIST

CCC:

Name	Phone Number	E-mail Address	Title/Responsibility
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Nevro:

Name	Phone Number	E-mail Address	Title/Responsibility
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION

EXHIBIT C — CONSIGNED TOOLING, EQUIPMENT AND SOFTWARE

Special Test Equipment:

•                           None

EXHIBIT D — QUALITY AGREEMENT

Supplier Quality Agreement

This Quality Agreement is made and entered into as of 3 October 2012 (“Effective Date”) by CCC Medical General Paz 1371 (“CCC Medical”) and Nevro Corp (“Nevro”), with its headquarters at 4040 Campbell Avenue, Menlo Park, CA 94025.

This Quality Agreement defines the duties of Supplier and Nevro in the Quality System for the contract manufacture of the Product(s) set forth below:

CCC will manufacture and perform assembly operations of the Impulse generator (IPG) and Externals for Nevro

SCOPE:

This Quality Agreement applies to all Products and their associated Specifications and requirements supplied on or after its Effective Date.

Responsibility for each activity is assigned to either “Supplier” or “Nevro” in the appropriate box.

This Quality Agreement is intended to define the responsibilities as set forth minimally by ISO13485:2003 and FDA Quality System Regulations (QSR) 21 CFR Part 820.

DEFINITIONS:

For purposes of this Quality Agreement, the following definitions shall apply:

A.                        “Adverse Event Report” means the written report to the appropriate Regulatory Authority from a device manufacturer required whenever the manufacturer or importer receives or otherwise becomes aware of information that reasonably suggests that one of its marketed devices: (1) may have caused or contributed to a death or serious injury or (2) has malfunctioned and that the device or any other device marketed by the manufacturer or importer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

B.                        “Applicable Laws” means the laws within a political entity that govern any aspect of the development, manufacture, market, approval, sale, distribution, packaging or use of the Product.

C.                        “Regulatory Authority” means any government regulatory authority, in the United States or other countries, where Supplier manufactures Products, or mutually agreed upon additional countries in which Supplier has responsibility to ensure compliance with applicable requirements, responsible for granting approvals for the performance of services under this Quality Agreement or for the Manufacturing, use, marketing, sale, pricing and/or other disposition of Nevro product(s) in which the Product(s) are used.

D.                        “CAPA” means a corrective action and preventive action system for identifying and preventing or eliminating the cause of an existing or potential nonconformity, defect, or other undesirable situation in order to prevent occurrence or recurrence.

E.                        “Certificate of Conformance”, “Certification of Compliance” or “Certification of Analysis” means a document, signed by an authorized representative of Supplier, attesting that a particular Product is Manufactured or serviced in accordance with applicable Quality Management System requirements, the Specifications and this Quality Agreement.

F.                          “Component” means any raw material, substance, piece, part, software, firmware, labeling or assembly which is intended to be included as part of the Product(s) or consumed during the Manufacture of the Product(s).

G.                        “Correction(s)” means the repair, modification, adjustment, relabeling, destruction, or inspection (including patient monitoring) of a device without its physical removal from its point of use to some other location.

H.                       “Device Master Record” means the compilation of records containing the procedures and specifications for the Product.

I.                            “Device History Record” or “DHR” means a compilation of Records containing the production history of the Product(s).

J.                            “Field Action” means an activity outlining the steps for management of and/or communication regarding the performance of distributed clinical, custom, and/or market released Product currently in use by the customer.  These activities may include educational briefs, health safety alerts, notifications, Corrections or Recall of Product(s) in any Nevro product(s).

K.                       “Finished Device” means any Product that constitutes a device or accessory to any device that is suitable for use or capable of functioning, whether or not it is packaged, labeled or sterilized.

L.                        “Good Manufacturing Practice” or “GMP” means FDA regulations and guidelines regarding manufacturing practices and quality systems.

M.                     “ISO 13485:2003” means the “ISO Quality Management Systems - Medical Devices - System Requirements for Regulatory Purposes” standard.

N.                        “Lot” means one or more Products Manufactured under essentially the same conditions that are intended to have uniform characteristics and quality within specified limits.

O.                        “Lot History Record” or “LHR” means the document that authorizes and controls the production of a single lot of components or finished devices. When completed, the LHRs required to manufacture a finished device comprise the DHR.

P.                         “Manufacture(d)” or “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, to the extent that Supplier is responsible for the design, manufacturing, processing, quality control testing, release and storage of Product(s) by Supplier in accordance with the  terms and conditions of this Agreement.

Q.                        “Nonconforming Product” means product that does not meet Specifications.  Examples include, but are not limited to:

•            Product built to an incorrect configuration,

•            Product built not in conformance with the validated process, or

•            Product built with unapproved Components, counterfeit Components, or Components not meeting Specification.

R.                        “Notified Body” means a government agency in a member state of the European Union that carries out conformity assessment procedures for some classes of medical devices.

S.                          “Qualification” or “Qualify” means activity and analysis performed to demonstrate adherence to predetermined criteria. Qualification for a Product means Product testing or inspection conducted according to an approved and controlled protocol to ensure the Product meets Specifications.

T.                         “Quality System”, “Quality Management System” or “QSR” means the regulatory requirements under the Applicable Laws of an Regulatory Authority for the methods used in, and the facilities and controls used for, the design, Manufacture, packing, labeling, storage, installation and servicing of Product.

U.                        “Recall” means a firm’s removal or correction of a marketed product that Regulatory Authorities considers to be in violation of the laws it administers, and against which the agency would initiate legal action (e.g., seizure).

V.                        “Records” means written or electronic accounts, notes, data, record of, and information and results obtained from performance of Services of all work done under this Quality Agreement.

W.                     “Specification(s)” means all applicable specifications, protocols and other documents relevant to the design, physical characteristics, function, performance, Manufacture, packaging, labeling and quality of the Product(s) communicated in writing by Nevro  or mutually agreed upon in writing by the parties.

X.                        “Standard Operating Procedure” means the standard operating procedures in effect at the Supplier which have been approved by the Supplier’s quality department and which are applicable to the processing of the product.

Y.                        “Sub-tier Supplier” means any supplier that either directly or indirectly provides product or Services to the Supplier in connection with any Product.

Z.                        “Validation” (or “Validate”) means confirmation by examination and provision of objective evidence that the applicable requirements can consistently be fulfilled.

Responsibilities Table

Table Key: N/A = Not Applicable

Section	Responsibilities	N/A	Supplier	Nevro
1.0	Regulatory Compliance

1.1	Maintain all licenses, registrations and other authorizations as are required under the Applicable Laws. Facility (CCC). Product (Nevro)	☐	☒	☒

1.2	Maintain and operate the facility in compliance with this Quality Agreement.	☐	☒	☐

1.3	Manufacture the Product in accordance with this Quality Agreement.	☐	☒	☐

1.4

Product Clearances and Approvals. Supplier shall provide reasonably necessary assistance to Nevro in obtaining all necessary regulatory approvals for the Manufacturing, marketing, sale and distribution of the Product(s).

		☐	☒	☐

1.5

Regulatory Approval of Product Modifications. Nevro shall be responsible for making the final determination as to whether proposed Product modifications require regulatory approval prior to implementation and shall be responsible for filing and obtaining any required approvals, clearances and/or supplements.

		☐	☐	☒

1.6

Compliance History. Supplier shall provide Nevro with a review of Supplier’s regulatory compliance history related to Nevro Products or manufacturing processes upon request or receipt of a non-conformance observation.

		☐	☒	☐

2.0	Management Responsibility

2.1

Supplier shall have personnel with executive responsibility to oversee its Quality System. Supplier also shall maintain an organizational structure which ensures the Product(s) are designed, developed and/or Manufactured in accordance with this Quality Agreement.

		☐	☒	☐

2.2

Supplier shall assign a person or person(s) with executive responsibility, or who report(s) directly to a person with executive responsibility, to serve as a contact for Nevro under this Quality Agreement, and to oversee compliance with this Quality Agreement.

		☐	☒	☐

2.3

Quality Plan. Supplier shall have a quality plan and/or quality system manual that defines the elements of the Quality System relevant to the design, development and/or Manufacture of the Product(s), and shall establish how the quality requirements shall be met.

		☐	☒	☐

2.4	Identification. Supplier shall ensure that Product(s) and Components are identified during all stages of receipt, production and distribution.	☐	☒	☐

2.5	Traceability. Supplier shall be responsible for setting up and maintaining controlled documentation of Product and Component traceability during all stages of receipt, production and distribution.	☐	☒	☐

3.0	Corrective and Preventive Actions/Performance

3.1	Standard Operating Procedures. Supplier shall establish and maintain procedures for implementing a CAPA system in compliance with the industry standards and Quality Management System requirements.	☐	☒	☐

3.2	Resolution. Supplier shall implement the CAPA system with regard to any quality, Manufacturing or performance issue raised by Supplier or Nevro related to Product(s).	☐	☒	☐

3.3

Field Actions. Nevro has the sole authority for decisions related to any Product(s) in the field, including any Field Action. Suppler shall support Nevro by providing access to necessary Product information and quality records.

		☐	☒	☒

Section	Responsibilities	N/A	Supplier	Nevro
4.0	Nonconforming Product

4.1	Supplier shall establish and maintain procedures to control Product that does not conform to specified requirements in compliance with the Quality Management System requirements.	☐	☒	☐

4.2

Control of Nonconforming Product. Supplier shall have Standard Operating Procedures to control Product that does not conform to Nevro Specifications. The procedures shall address the identification, documentation, evaluation, segregation, and disposition of Nonconforming Product, including a determination of a need for an investigation, which shall be documented.

		☐	☒	☒

4.3	Product Performance. Nonconforming Products may be returned to Supplier for investigation and analysis.	☐	☒	☐

4.4

Disposition of Nonconforming Product. Supplier shall have Standard Operating Procedures covering disposition of Nonconforming Product, including review and documentation of decisions. CCC determines the procedures for rework, retest and reevaluation of Nonconforming Product to ensure the Product(s) meet Specifications. Supplier shall document rework activities in the DHR, and provide report of rework activities to Nevro upon request. Dispositions requiring acceptance or rework beyond specifications requires prior Nevro approval.

		☐	☒	☒

5.0	Document Control

5.1	The Supplier shall establish a process for document control and document changes related to Product(s).	☐	☒	☐

5.2

Approvals for the Change Request of Nevro affected product specification or specific manufacturing process are required. Change Requests that do not specifically affect a Nevro product specification or process do not require neither Nevro’s approval nor notification . Supplier shall maintain records of changes to documents related to the Nevro product(s), which shall include a description of the change, identification of the affected documents, the signature of the approving individual(s), the approval date, and the effective date.

		☐	☒	☒

5.3	Approval for Nevro affected product specifications or specific manufacturing process prior to Supplier product release are required.	☐	☒	☒

5.4

Upon request copies of final released documents related to new or revised Nevro product or processes shall be forwarded to Nevro. At the supplier’s discretion, documents may be redacted to preserve the confidentiality of unrelated product, specification, processes, or customers.

		☐	☒	☐

6.0	Purchasing Controls

6.1

For Components not supplied by Nevro, Supplier shall establish and maintain controls on the purchase of Components to ensure conformance to specified requirements. Supplier shall maintain documentation that clearly describes the quality requirements for Components, and shall require Component sources to notify Supplier of any proposed changes in the Manufacturing of the Components prior to making any change.

		☐	☒	☐

6.2	For Components not supplied by Nevro, the Supplier shall establish and maintain acceptance procedures with respect to the Manufacture of the Products.	☐	☒	☐

6.3	For Components supplied by Nevro, a predetermination between the supplier and Nevro for inspection and release shall be documented.	☐	☒	☒

7.0	Design Controls

7.1

Nevro shall collaborate with the Supplier to ensure that the design requirements for the Product(s) are appropriate and address the intended use of the Product(s) including the needs of the user and patient, in compliance with the Quality Management System requirements.

		☐	☐	☒

Section	Responsibilities	N/A	Supplier	Nevro
7.2

Nevro has the sole authority to make design changes. Supplier shall not release products implementing a design change unless it receives final approval from Nevro. See also 16.0 “Change and Change Notification”.

		☐	☒	☒

7.3	Maintain the Product Master Design History File	☐	☐	☒

7.4	Responsible for marketing authorization updates related to product specification and maintenance updates.	☐	☐	☒

8.0	Preventive Maintenance and Calibration

8.1

Maintain calibration and preventive maintenance procedures and schedules for equipment/instruments used in the manufacture, packaging, testing and Validation/qualification of the Product. Include calibration tagging where appropriate.

		☐	☒	☐

8.2	Document and review preventive maintenance and calibration performed for equipment and make available to Nevro designee for onsite review upon request.	☐	☒	☐

9.0	Packaging and Labeling

9.1	Compliance with Specifications. All Products shall be packaged and labeled in accordance with any applicable Specifications.	☐	☒	☐

9.2	Procedures. Supplier shall establish and maintain Standard Operating Procedures to control labeling activities in compliance with the Quality Management System requirements.	☐	☒	☐

9.3

Labeling Mix-Ups. Supplier shall store labels and labeling in a way that prevents an incorrect label from being used with a Product. Supplier shall control labeling and packaging operations to prevent labeling mistakes, and shall document the label and labeling used for each production unit, Lot or batch in the DHR.

		☐	☒	☐

9.4	Define and approve label content and requirements in accordance with applicable laws	☐	☐	☒

9.5	Define and approve all artwork, inserts, labeling and packaging and notify CCC	☐	☐	☒

10.0	Audits

10.1	Nevro retains the right to audit Supplier Manufacturing and Quality Systems.	☐	☐	☒

10.2

Nevro or an approved designee has the right to audit the Supplier’s facilities and systems as they relate to the manufacture and testing of Product, at mutually agreed upon time and date. Nevro or an approved designee retains the right to conduct “for cause” audits as necessary upon agreement with Supplier.

		☐	☐	☒

10.3	Issue responses to all observations in writing to Nevro or approved designee within a period specified in the observation. Responses are to include timelines and plans for closure of all commitments.	☐	☒	☐

10.4

Management of Sub-tier Suppliers. Nevro is responsible the management of Nevro dictated suppliers unless otherwise specified. Supplier is responsible for the management of all other sub-tier suppliers. Supplier expressly managed by Nevro shall be identified.

		☐	☒	☒

10.5

Approved Supplier List. The Supplier is responsible for qualifying, monitoring, managing and listing the approved Sub-Tier Suppliers which are used for Nevro Product in accordance with the Suppliers internal procedures with the exception of those identified as expressly managed by Nevro (par. 10.4)

		☐	☒	☒

10.6

Regulatory Audits and Inspections. Supplier agrees that Regulatory Authorities shall have access to and the right to inspect or audit any pertinent Product(s) design, Manufacturing, or quality processes, and associated documentation or Records.

		☐	☒	☐

10.7

Third Party Audits. Supplier shall promptly notify Nevro when an Authority inspection of its facilities (or an inspection by third parties in accordance with FDA regulations or inspection by another governmental authority such as a Notified Body) is expected and/or underway for affected Nevro product or processes.

		☐	☒	☐

Section	Responsibilities	N/A	Supplier	Nevro
10.8

Regulatory Correspondence. Supplier shall promptly provide Nevro with copies of all regulatory correspondence, including without limitation Form FDA 483s and FDA warning letters and any correspondence with the FDA or any other Authority related to processes, components or equipment which are the same or similar to those used in the manufacture of affected Nevro product or processes. Nevro will likewise inform supplier of same.

		☐	☒	☒

10.9

Regulatory Commitments. Supplier shall secure Nevro’s written agreement prior to making any commitment to a regulatory agency regarding the Product. Nevro shall be provided with draft responses to regulatory observations that involve the Product and its Manufacture prior to submission to any Regulatory Authority and Supplier shall permit Nevro’s input into responses and corrective actions. Supplier shall retain the final authority and responsibility for the content of the responses to the Regulatory Authority related to a Finished Device.

		☐	☒	☒

11.0	Personnel Training

11.1	Personnel and Training. Supplier shall have sufficient personnel with the necessary education, background, training and experience to perform under this Quality Agreement.	☐	☒	☐

11.2	Provide adequate number of personnel qualified by appropriate training and experience to perform and supervise the manufacture, testing, packaging and disposition of the Product.	☐	☒	☐

11.3	Assure training is regularly conducted, assessed and documented by qualified individuals in accordance with Supplier’s documented procedures.	☐	☒	☐

11.4	Have written job descriptions for positions responsible for performing GMP related activities.	☐	☒	☐

11.5

Assure that non-employees, including consultants, advising on the manufacture and control of the Product have sufficient education, training, and experience to advise on the subject for which they are retained.

		☐	☒	☐

12.0	Complaints/Adverse Events

12.1

Each party shall cooperate fully with the other party in dealing with customer and third party complaints concerning the Product(s) and shall take such action to promptly resolve such complaints as may be reasonably requested by the other party.

		☐	☒	☒

12.2	Nevro shall have the sole authority to correspond with all applicable regulatory authorities with respect to complaints about the Product(s).	☐	☐	☒

12.3

Nevro is responsible for complying with all applicable Regulatory Authorities regulatory requirements pertaining Adverse Event reporting. Supplier shall reasonably cooperate with Nevro to enable Nevro to fulfill such requirements. If Supplier becomes aware of a potentially reportable event, notice of such event shall be given to Nevro within two (2) business days.

		☐	☒	☒

13.0	Field Alerts and Recalls

13.1

If the Supplier becomes aware of any defect or problem with respect to any Nevro Product, they shall notify Nevro no later than two (2) business days after becoming aware of the issue. If such issue may have caused or contributed to death or serious injury, Supplier shall promptly notify Nevro, and in any event no later than one business (1) day after becoming aware of the issue.

		☐	☒	☐

13.2

Notification. If either party in good faith determines that a Recall or other action involving a Product(s) should be considered, such party shall immediately notify the other party and shall advise such other party of the reasons underlying its determination.

		☐	☒	☒

13.3	Nevro Determination. Nevro has the sole authority to determine and manage whether	☐	☐	☒

Section	Responsibilities	N/A	Supplier	Nevro
any action such as a Recall or other action should be undertaken.

13.4	Analysis. Product returned related to Recall shall be analyzed by Nevro or by the Supplier at Nevro’s request.	☐	☒	☒

14.0	Handling, Storage, Distribution and Installation

14.1	Supplier shall establish and maintain procedures, as it applies for the handling, storage, distribution and installation of the Product(s).	☐	☒	☐

14.2	Handling. Supplier shall have systems in place to ensure that mix-ups, damage, deterioration, contamination or other adverse effects do not occur during handling of the Product(s).	☐	☒	☐

14.3	Storage. Supplier shall control storage areas to prevent mix-ups, damage, deterioration, contamination or other adverse effects pending distribution of the Product(s).	☐	☒	☐

14.4

Distribution. Supplier shall have systems in place to control distribution of Product(s) so that only Product(s) approved for release are distributed. Supplier shall ensure that no obsolete, rejected, expired or deteriorated Product(s) are distributed, unless they are distributed to Nevro at its written request.

		☐	☒	☐

15.0	Production

15.1

Process Control-Generally. Supplier shall have systems in place to define and maintain the Manufacturing process and associated controls so that all Product(s) conform to their Specifications (ie. Device Master Records).

		☐	☒	☐

15.2	Process Monitoring. Supplier shall monitor and control the Manufacturing process using the industry standard tools such as in-process inspection, Validation and statistical process control.	☐	☒	☐

15.3	Certificate of Conformance. If requested by Nevro, Supplier shall provide to Nevro a Certificate of Conformance consistent with the Specifications for each Lot/batch of Product shipped.	☐	☒	☐

15.4

Inspection, Measurement, and Test Equipment. Supplier shall notify Nevro in writing of any out-of-tolerance equipment if it affects the testing or Manufacturing of any Product(s) or Component. The written notification shall include identification of the affected Product(s) or Component.

		☐	☒	☐

15.5	Production Release. Release product in accordance with the DMR	☐	☒	☐

15.6	Product Release. Authorize product release to market	☐	☐	☒

15.7	Servicing (as applicable). Manage and document product servicing.	☐	☐	☒

16.0	Change and Change Notification

16.1

Changes by Nevro. The Specifications may be revised by Nevro. Such revisions may require additional Qualification. Nevro shall notify Supplier of all relevant Specification revisions. Supplier shall implement all revisions by dates specified by Nevro when possible and/or according to conditions set forth in the supplier/Nevro commercial agreement

		☐	☒	☒

16.2	Changes by Supplier. Changes process to the specification or the process are outline in ATTACHMENT 1	☐	☒	☐

16.3	Change/Approval. Nevro personnel shall review and approve changes that may affect the Product(s)	☐	☐	☒

17.0	Record Retention

17.1

Creation and Maintenance Quality System Record. Each party shall create and maintain Records for the activities for which they are responsible under this Quality Agreement in compliance with the Quality Management System requirements.

		☐	☒	☒

Section	Responsibilities	N/A	Supplier	Nevro
17.2	Copies. Upon Nevro’s request, Supplier shall promptly provide Nevro with copies of non-proprietary portions of Records and other documents required to be maintained pursuant to this Quality Agreement.	☐	☒	☐

17.3

Retention. Supplier shall keep original Records for 15 years minimally from date of Record creation; thereafter, Supplier shall notify Nevro prior to disposing of such Records and upon Nevro’s request, either (i) transfer custody of the original Record to Nevro or (ii) Nevro may elect to have such Records retained in Supplier’s archives for an additional period of time at a reasonable charge to Nevro. At any time upon written request, or termination of this Quality Agreement, Supplier shall return all original Records to Nevro.

		☐	☒	☐

XII.                         SUPPLIER ATTACHMENTS

☒  ISO 13485 Certificate

☒  Organizational Chart

☒  Quality Manual

☐

☐

Approval:

SUPPLIER REPRESENTIVE	NEVRO CORPORATION
QUALITY REPRESENTATIVE

Alicia Fiandra	Edwin Lee, QA Director
Print (Name and Title)	Print (Name and Title)

/s/ Alicia Fiandra	/s/ Edwin Lee
Signature	Signature

November 20, 2012	19 November 2012
Date	Date

ATTACHMENT 1

[***]

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION

EXHIBIT E — PRICE MODEL

The price for the Product will be calculated as follows:

Step 1 Material component

No later than the last day of a calendar quarter CCC will provide Nevro with a priced Bill of Materials where each item of the Bill of Materials has the most recent purchase price of the item. Items priced in local currency will be translated at a recent exchange rate for inclusion in the priced Bill of Materials. The total amount of the priced Bill of Materials will be the Component price per unit of the Product that will be invoiced to Nevro for the following quarter.

At the end of each quarter CCC will calculate any purchase price variance between the amount actually paid by CC for the items and the amount used in the priced Bill of Materials. Any currency variances on items priced in local currency in the bill of Materials will also be calculated. CCC will issue an invoice or a credit memo for the variances to Nevro.

Step 2 Labor, Overhead and Profit (“LOP”)

The amount of the LOP charge per unit will be as set forth herein.

	BOM Nevro		BOM CCC		LOP		Total
Implantable Neurostimulator (IPG)	$	[***]	$	[***]	$	[***]	$	[***]
External Neurostimulator (TSM)	$	[***]	$	[***]	$	[***]	$	[***]
Patient & Clinical Communicator (PTR)	$	[***]	$	[***]	$	[***]	$	[***]
Battery Charger (CRG)	$	[***]	$	[***]	$	[***]	$	[***]
Programmer Wand (PW)	$	[***]	$	[***]	$	[***]	$	[***]

At the end of each quarter CCC will adjust the amount of the LOP by the amount of the change, if any,  to the salary index published by the Uruguay Government agency responsible for the index. (Private Sector Gross Salary Index (IMSPr for its acronym in Spanish) provided by the National Statistics Institute of Uruguay (INE for its acronym in Spanish www.ine.gub.uy)).

At the end of each quarter CCC will calculate the dollar amount of the LOP translated at a recent exchange rate. The US dollar amount will be the LOP price per unit of the Product that will be invoiced to Nevro for the following quarter.

If the currency rate between the Uruguayan pesos and US dollar varies by more than 5% in any quarter then CCC will calculate a currency variance amount. CCC will issue an invoice or a credit memo for the variances to Nevro.

Step 3 Price per Product Purchased

The addition of Step 1 and Step 2 will be the price per unit of Product for the upcoming quarter.

Step 4 Invoices

CCC will invoice Nevro using the price per product calculated herein. Nevro shall pay the invoice less the amount of any deposits paid by Nevro for the Products.

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION